Exhibit 99.1

Covidien Reports Fourth-Quarter and Fiscal 2011 Results

•	Fourth-quarter net sales up 15%; Medical Devices sales up 18%

•	Fourth-quarter diluted GAAP earnings per share from continuing operations were $0.93; excluding specified items, adjusted diluted earnings per share from continuing operations were $1.08, up 29%

•	Fiscal 2011 diluted GAAP earnings per share from continuing operations were $3.79; excluding specified items, adjusted diluted earnings per share from continuing operations were $3.97, up 17%

DUBLIN, Ireland – November 15, 2011 – Covidien plc (NYSE: COV) today reported results for the fourth quarter of fiscal 2011 (July - September 2011). Net sales of $3.08 billion increased 15% from the $2.67 billion reported in the fourth quarter a year ago. The quarterly sales growth rate benefited from foreign exchange rate movement, which added about four percentage points, and the inclusion of an extra selling week in the fourth quarter of 2011, which added approximately seven to eight percentage points.

Fourth-quarter 2011 gross margin of 56.5% rose 1.6 percentage points from the 54.9% of the prior-year period. On an adjusted basis, excluding the specified items shown on the attached quarterly Non-GAAP reconciliation table, fourth-quarter 2011 gross margin of 56.7% was 0.5 percentage points above that of a year ago. This improvement reflected positive mix in all three business segments, benefits from our restructuring programs and favorable foreign exchange.

Selling, general and administrative (SG&A) expenses for the fourth quarter of 2011 were somewhat above those of the comparable quarter of the year before, primarily due to expenses related to prior year acquisitions and the impact of foreign exchange rate movement. Research and Development (R&D) expense in the fourth quarter climbed 33% and represented 5.4% of net sales, versus 4.7% of sales in the year-ago period.

In the fourth quarter of 2011, the Company reported operating income of $596 million, versus $443 million in the same quarter the year before. Fourth-quarter 2011 adjusted operating income, excluding the specified items, was $685 million, compared with $547 million in the previous year. Fourth-quarter 2011 adjusted operating income, excluding the specified items, represented 22.3% of sales, versus 20.5% in the year-ago period.

The fourth-quarter 2011 effective tax rate was 19.7%, versus a tax benefit in the fourth quarter of 2010. The fourth-quarter 2011 adjusted tax rate, excluding specified items, was 18.2%, versus 15.3% in the fourth quarter a year ago.

Diluted GAAP earnings per share from continuing operations were $0.93 in the fourth quarter of 2011, versus $0.77 per share in the comparable quarter last year. Fourth-quarter 2011 adjusted diluted earnings per share, excluding specified items, were $1.08, versus $0.84 a year ago, a 29% increase.

For fiscal 2011, net sales of $11.57 billion were 11% above the $10.43 billion in the previous year, with favorable foreign exchange increasing the sales growth rate by approximately three percentage points. The addition of an extra selling week in fiscal 2011 also added approximately two percentage points to the sales growth rate.

The Company reported operating income of $2.38 billion in fiscal 2011, versus $2.06 billion a year earlier. Fiscal 2011 adjusted operating income, excluding the specified items shown on the attached Non-GAAP reconciliation table, was $2.57 billion, versus $2.26 billion in the previous year. Fiscal 2011 adjusted operating income, excluding specified items, represented 22.2% of sales, versus 21.7% a year ago.

The effective tax rate was 15.0% for fiscal 2011, versus an effective tax rate of 18.8% in fiscal 2010. Excluding the specified items, the adjusted tax rate for fiscal 2011 was 18.3%, versus 19.5% in fiscal 2010.

For fiscal 2011, diluted GAAP earnings per share from continuing operations were $3.79, versus $3.10 for fiscal 2010. Excluding the specified items, adjusted diluted earnings per share from continuing operations were $3.97, versus $3.38 the year before, a 17% gain.

“We delivered strong fourth-quarter and fiscal 2011 results,” said José E. Almeida, President and CEO. “This performance was aided by successful new product launches, market share gains in several key categories and exceptional commercial execution. We significantly increased R&D spending, made other important growth-driving investments and again generated strong cash flow.

“Looking to 2012, we remain comfortable with the sales and operating margin guidance we issued in September,” Mr. Almeida said. “Although the market environment continues to be challenging, our expectations for the operational growth of our business have not changed. We are confident that our robust new products pipeline, skilled workforce and strategic investments in emerging markets will drive positive operational results in 2012 and beyond.”

BUSINESS SEGMENT RESULTS

Medical Devices sales of $2.09 billion in the fourth quarter rose 18% from the $1.77 billion in the comparable quarter of last year. Operational growth was 12%, driven by acquisitions, new products and greater volume. Operationally, fourth-quarter sales in Endomechanical were above those of the prior year, paced by a good increase for stapling products, led by our innovative Tri-Staple™ reloads. In Soft Tissue Repair, sales growth slowed, as higher sales of sutures were partially offset by a decline for mesh, fixation and biosurgery products. The Energy double-digit quarterly sales gain was again due to a sharp rise in sales of vessel sealing products, coupled with a good performance for electrosurgery. In Oximetry & Monitoring, monitor sales registered a very strong advance, and sensor sales were well above those of a year ago. In Airway & Ventilation, operational sales were virtually unchanged, as higher sales of airway products were countered by lower ventilator sales. Vascular sales climbed at a strong double-digit pace, reflecting new products, a full quarter of neurovascular and peripheral vascular products and, to a lesser extent, double-digit growth for venous insufficiency products.

For fiscal 2011, Medical Devices sales rose 17% to $7.83 billion from $6.72 billion in the prior year. Favorable foreign exchange contributed approximately four percentage points to the increase.

Pharmaceuticals sales of $507 million in the fourth quarter were up 9% from last year’s fourth-quarter sales of $465 million. Foreign exchange rate movement added approximately three percentage points to the fourth-quarter sales change. The increase was fueled by exceptional gains for Specialty Pharmaceuticals, as generic sales climbed at a strong double-digit pace, reflecting the launch of the fentanyl patch, growth for fentanyl lozenge and a continuation of the stabilization in generic pricing seen over the last several quarters. In addition, branded products, including PENNSAID® and EXALGO®, posted sales that were well above those of the year-ago period. Sales of Radiopharmaceuticals were ahead of those of the prior year, as higher generator sales more than countered lower sales of thallium. Sales of Active Pharmaceutical Ingredients advanced from the year-ago level, due primarily to increased sales of acetaminophen. Fourth-quarter sales of Contrast Products were well below those of the year before, largely reflecting difficult comparisons due to customer order patterns.

For fiscal 2011, Pharmaceuticals sales declined 1% to $1.97 billion from $1.99 billion a year ago. The decrease was primarily attributable to the divestiture of the U.S. nuclear pharmacies business in fiscal 2010.

Medical Supplies fourth-quarter sales of $481 million rose 11% from the $432 million reported in the comparable quarter of the previous year, spurred by higher sales of Nursing Care and Medical Surgical products. The growth in Nursing Care was led by incontinence and enteral feeding products, while the Medical Surgical gain reflected increased sales of the new Kendall™ DL disposable lead wires.

For fiscal 2011, sales of Medical Supplies, at $1.78 billion, were up 3% from last year’s $1.72 billion.

In the fourth quarter of 2011, Covidien purchased approximately 11.7 million ordinary shares under its previously announced share buyback programs.

For fiscal 2011, free cash flow (net cash provided by continuing operating activities less capital expenditures) was approximately $1.7 billion.

FISCAL 2012 OUTLOOK

Covidien has updated its fiscal 2012 tax rate guidance. The Company now expects that the effective tax rate for 2012 will be in the 17% to 18% range, including foreign exchange at current rates and excluding the impact of one-time items. There are no other changes to Covidien’s previously issued 2012 guidance, which follows. Sales in fiscal 2012 are expected to be up 3% to 5%, including foreign exchange at current rates. Net sales are expected to be up 4% to 7% versus 2011 in the Medical Devices segment and up 2% to up 5% in Pharmaceuticals. For the Medical Supplies segment, sales are expected to be about flat. Including foreign exchange at current rates and excluding the impact of one-time items, the operating margin is expected to be in the 22% to 23% range and free cash flow is expected to exceed $1.9 billion.

ABOUT COVIDIEN

Covidien is a leading global healthcare products company that creates innovative medical solutions for better patient outcomes and delivers value through clinical leadership and excellence. Covidien manufactures, distributes and services a diverse range of industry-leading product lines in three segments: Medical Devices, Pharmaceuticals and Medical Supplies. With 2011 revenue of $11.6 billion, Covidien has 41,000 employees worldwide in more than 65 countries, and its products are sold in over 140 countries. Please visit www.covidien.com to learn more about our business.

CONTACTS

Eric Kraus	Coleman Lannum, CFA
Senior Vice President	Vice President
Corporate Communications	Investor Relations
508-261-8305	508-452-4343
eric.kraus@covidien.com	cole.lannum@covidien.com

Bruce Farmer	Todd Carpenter
Vice President	Director
Public Relations	Investor Relations
508-452-4372	508-452-4363
bruce.farmer@covidien.com	todd.carpenter@covidien.com

CONFERENCE CALL AND WEBCAST

The Company will hold a conference call for investors today, beginning at 8:30 a.m. ET. This call can be accessed three ways:

•	At Covidien’s website: http://investor.covidien.com

•

By telephone: For both “listen-only” participants and those participants who wish to take part in the question-and-answer portion of the call, the telephone dial-in number in the U.S. is 866-831-6291. For participants outside the U.S., the dial-in number is 617-213-8860. The access code for all callers is 62952369.

•

Through an audio replay: A replay of the conference call will be available beginning at 11:30 a.m. on November 15, 2011, and ending at 5:00 p.m. on November 22, 2011. The dial-in number for U.S. participants is 888-286-8010. For participants outside the U.S., the replay dial-in number is 617-801-6888. The replay access code for all callers is 60494415.

NON-GAAP FINANCIAL MEASURES

This press release contains financial measures, including operational growth, adjusted gross margin, adjusted operating income, adjusted earnings per share, adjusted operating margin and free cash flow, which are considered “non-GAAP” financial measures under applicable Securities & Exchange Commission rules and regulations.

These non-GAAP financial measures should be considered supplemental to and not a substitute for financial information prepared in accordance with generally accepted accounting principles. The Company’s definition of these non-GAAP measures may differ from similarly titled measures used by others. The Company defines free cash flow as net cash provided by continuing operating activities less capital expenditures.

The non-GAAP financial measures used in this press release adjust for specified items that can be highly variable or difficult to predict. The Company generally uses these non-GAAP financial measures to facilitate management’s financial and operational decision-making, including evaluation of Covidien’s historical operating results, comparison to competitors’ operating results and determination of management incentive compensation. These non-GAAP financial measures reflect an additional way of viewing aspects of the Company’s operations that, when viewed with GAAP results and the reconciliations to corresponding GAAP financial measures, may provide a more complete understanding of factors and trends affecting Covidien’s business.

Because non-GAAP financial measures exclude the effect of items that will increase or decrease the Company’s reported results of operations, management strongly encourages investors to review the Company’s consolidated financial statements and publicly filed reports in their entirety. A reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures is included in the tables accompanying this release.

FORWARD-LOOKING STATEMENTS

Any statements contained in this communication that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on our management’s current beliefs and expectations, but are subject to a number of risks, uncertainties and changes in circumstances, which may cause actual results or Company actions to differ materially from what is expressed or implied by these statements. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, our ability to effectively introduce and market new products or keep pace with advances in technology, the reimbursement practices of a small number of large public and private insurers, cost-containment efforts of customers, purchasing groups, third-party payors and governmental organizations, intellectual property rights disputes, complex and costly regulation, including healthcare fraud and abuse regulations and the Foreign Corrupt Practices Act, manufacturing or supply chain problems or disruptions, rising commodity costs, recalls or safety alerts and negative publicity relating to Covidien or its products, product liability losses and other litigation liability, divestitures of some of our businesses or product lines, our ability to execute strategic acquisitions of, investments in or alliances with other companies and businesses, competition, risks associated with doing business outside of the United States, foreign currency exchange rates and environmental remediation costs. These and other factors are identified and described in more detail in our Annual Report on Form 10-K for the fiscal year ended September 24, 2010, and in subsequent filings with the SEC. We disclaim any obligation to update these forward-looking statements other than as required by law.

Covidien plc

Consolidated Statements of Income

Quarters Ended September 30, 2011 and September 24, 2010

(dollars in millions, except per share data)

	Quarter Ended September 30, 2011 (1)	Percent of Net Sales	Quarter Ended September 24, 2010 (1)	Percent of Net Sales

Net sales	$3,078	100.0%	$2,670	100.0%
Cost of goods sold (2)	1,338	43.5	1,203	45.1

Gross profit	1,740	56.5	1,467	54.9

Selling, general and administrative expenses (2)	938	30.5	878	32.9
Research and development expenses	167	5.4	126	4.7
Restructuring charges, net	39	1.3	20	0.7

Operating income	596	19.4	443	16.6

Interest expense	(50)	(1.6)	(59)	(2.2)
Interest income	5	0.2	5	0.2
Other income (expense), net	22	0.7	(9)	(0.3)

Income from continuing operations before income taxes	573	18.6	380	14.2

Income tax expense (benefit)	113	3.7	(8)	(0.3)

Income from continuing operations	460	14.9	388	14.5

(Loss) income from discontinued operations, net of income taxes	(9)	(0.3)	55	2.1

Net income	$451	14.7	$443	16.6

Basic earnings per share:
Income from continuing operations	$0.94		$0.78
(Loss) income from discontinued operations	(0.02)		0.11
Net income	0.92		0.89

Diluted earnings per share:
Income from continuing operations	$0.93		$0.77
(Loss) income from discontinued operations	(0.02)		0.11
Net income	0.92		0.89

Weighted-average number of shares outstanding (in millions):
Basic	488		499
Diluted	493		501

(1) Fourth quarter 2011 includes 14 weeks and fourth quarter 2010 includes 13 weeks. (2) Amortization expense of intangible assets is included in the following income statement captions:
Cost of goods sold	$40		$36
Selling, general and administrative expenses	12		10

	$52		$46

Covidien plc

Non-GAAP Reconciliations

Quarters Ended September 30, 2011 and September 24, 2010

(dollars in millions, except per share data)

	Quarter Ended September 30, 2011 (1)
	Sales	Gross profit	Gross margin percent	Operating income	Operating margin percent	Income from continuing operations before income taxes	Income from continuing operations	Diluted earnings per share from continuing operations

GAAP	$3,078	$1,740	56.5%	$596	19.4%	$573	$460	$0.93
Adjustments:
Restructuring and related charges, net (2)	—	4		43		43	30	0.06
Legal charges, net (3)	—	—		46		46	29	0.06
Impact of tax sharing agreement (4)	—	—		—		(12)	(12)	(0.02)
Tax matters (5)	—	—		—		—	25	0.05

As adjusted	$3,078	$1,744	56.7	$685	22.3	$650	$532	1.08

	Quarter Ended September 24, 2010 (1)
	Sales	Gross profit	Gross margin percent	Operating income	Operating margin percent	Income from continuing operations before income taxes	Income from continuing operations	Diluted earnings per share from continuing operations

GAAP	$2,670	$1,467	54.9%	$443	16.6%	$380	$388	$0.77
Adjustments:
Transaction costs (6)	—	33		59		61	47	0.09
Loss on divestitures, net (7)	—	—		25		25	14	0.03
Restructuring charges	—	—		20		20	15	0.03
Impact of tax sharing agreement (4)	—	—		—		11	11	0.02
Tax matters (8)	—	—		—		—	(54)	(0.11)

As adjusted	$2,670	$1,500	56.2	$547	20.5	$497	$421	0.84

(1)	Fourth quarter 2011 includes 14 weeks and fourth quarter 2010 includes 13 weeks.
(2)	Amount includes accelerated depreciation, which is included in cost of goods sold.
(3)

Related to our indemnification obligations for certain claims pertaining to all known pending and estimated future pelvic mesh product liability cases, net of insurance recoveries, which is included in selling, general and administrative expenses.

(4)	Represents the non-interest portion of the impact of our tax sharing agreement with Tyco International and TE Connectivity (formerly Tyco Electronics) included in other income (expense), net.
(5)	Primarily relates to a settlement reached with certain non-U.S. taxing authorities.
(6)

Represents transaction costs associated with the acquisitions of ev3 Inc. and Somanetics Corporation, including charges in cost of goods sold related to ev3 inventory that had been written up to fair value upon acquisition and financing fees included in interest expense.

(7)	Represents the net loss on the sale of businesses included in selling, general and administrative expenses.
(8)

Primarily consists of a one-time release of a non-U.S. valuation allowance due to tax planning strategies implemented in the fourth quarter 2010 and adjustments to income tax liabilities, a portion of which are not subject to the tax sharing agreement with Tyco International and TE Connectivity.

Covidien plc

Segment and Geographical Sales

Quarters Ended September 30, 2011 and September 24, 2010

(dollars in millions)

	Quarters Ended (1)
	September 30, 2011	September 24, 2010	Percent change	Currency impact	Operational growth (2)

Medical Devices
United States	$921	$804	15%	—%	15%
Non-U.S.	1,169	969	21	10	11

	$2,090	$1,773	18	6	12

Pharmaceuticals
United States	$332	$315	5%	—%	5%
Non-U.S.	175	150	17	8	9

	$507	$465	9	3	6

Medical Supplies
United States	$425	$384	11%	—%	11%
Non-U.S.	56	48	17	11	6

	$481	$432	11	1	10

Covidien plc
United States	$1,678	$1,503	12%	—%	12%
Non-U.S.	1,400	1,167	20	10	10

	$3,078	$2,670	15	4	11

(1)	Fourth quarter 2011 includes 14 weeks and fourth quarter 2010 includes 13 weeks.
(2)

Operational growth, a non-GAAP financial measure, measures the change in sales between current and prior year periods using a constant currency, the exchange rate in effect during the applicable prior year period. See description of non-GAAP financial measures contained in this release.

Covidien plc

Select Product Line Sales

Quarters Ended September 30, 2011 and September 24, 2010

(dollars in millions)

	Quarters Ended (1)
	September 30, 2011	September 24, 2010	Percent change	Currency impact	Operational growth (2)

Medical Devices
Endomechanical Instruments	$624	$535	17%	7%	10%
Soft Tissue Repair Products	230	213	8	6	2
Energy Devices	316	259	22	6	16
Oximetry & Monitoring Products	226	192	18	4	14
Airway & Ventilation Products	198	185	7	6	1
Vascular Products	393	289	36	3	33

Pharmaceuticals
Specialty Pharmaceuticals	$137	$100	37%	—%	37%
Active Pharmaceutical Ingredients	104	93	12	3	9
Contrast Products	144	167	(14)	3	(17)
Radiopharmaceuticals	122	105	16	4	12

(1)	Fourth quarter 2011 includes 14 weeks and fourth quarter 2010 includes 13 weeks.
(2)

Operational growth, a non-GAAP financial measure, measures the change in sales between current and prior year periods using a constant currency, the exchange rate in effect during the applicable prior year period. See description of non-GAAP financial measures contained in this release.

Covidien plc

Consolidated Statements of Income

Fiscal Years Ended September 30, 2011 and September 24, 2010

(dollars in millions, except per share data)

	Fiscal Year Ended September 30, 2011 (1)	Percent of Net Sales	Fiscal Year Ended September 24, 2010 (1)	Percent of Net Sales

Net sales	$11,574	100.0%	$10,429	100.0%
Cost of goods sold (2)	4,996	43.2	4,624	44.3

Gross profit	6,578	56.8	5,805	55.7

Selling, general and administrative expenses (2)	3,538	30.6	3,219	30.9
Research and development expenses	554	4.8	447	4.3
Restructuring charges, net	122	1.1	76	0.7
Shareholder settlement income	(11)	(0.1)	—	—

Operating income	2,375	20.5	2,063	19.8

Interest expense	(203)	(1.8)	(199)	(1.9)
Interest income	22	0.2	22	0.2
Other income, net	22	0.2	40	0.4

Income from continuing operations before income taxes	2,216	19.1	1,926	18.5

Income tax expense	333	2.9	363	3.5

Income from continuing operations	1,883	16.3	1,563	15.0

(Loss) income from discontinued operations, net of income taxes	(15)	(0.1)	69	0.7

Net income	$1,868	16.1	$1,632	15.6

Basic earnings per share:
Income from continuing operations	$3.82		$3.13
(Loss) income from discontinued operations	(0.03)		0.14
Net income	3.79		3.26

Diluted earnings per share:
Income from continuing operations	$3.79		$3.10
(Loss) income from discontinued operations	(0.03)		0.14
Net income	3.76		3.24

Weighted-average number of shares outstanding (in millions):
Basic	493		500
Diluted	497		504

(1) Fiscal year 2011 includes 53 weeks and fiscal year 2010 includes 52 weeks. (2) Amortization expense of intangible assets is included in the following income statement captions:
Cost of goods sold	$154		$109
Selling, general and administrative expenses	48		20

	$202		$129

Covidien plc

Non-GAAP Reconciliations

Fiscal Years Ended September 30, 2011 and September 24, 2010

(dollars in millions, except per share data)

	Fiscal Year Ended September 30, 2011 (1)
	Sales	Gross profit	Gross margin percent	Operating income	Operating margin percent	Income from continuing operations before income taxes	Income from continuing operations	Diluted earnings per share from continuing operations

GAAP	$11,574	$6,578	56.8%	$2,375	20.5%	$2,216	$1,883	$3.79
Adjustments:
Inventory charges (2)	—	32		32		32	20	0.04
Restructuring and related charges, net (3)	—	4		126		126	90	0.18
Shareholder settlement income (4)	—	—		(11)		(11)	(11)	(0.02)
Legal charges, net (5)	—	—		46		46	29	0.06
Impact of tax sharing agreement (6)	—	—		—		6	6	0.01
Tax matters (7)	—	—		—		—	(43)	(0.09)

As adjusted	$11,574	$6,614	57.1	$2,568	22.2	$2,415	$1,974	3.97

	Fiscal Year Ended September 24, 2010 (1)
	Sales	Gross profit	Gross margin percent	Operating income	Operating margin percent	Income from continuing operations before income taxes	Income from continuing operations	Diluted earnings per share from continuing operations

GAAP	$10,429	$5,805	55.7%	$2,063	19.8%	$1,926	$1,563	$3.10
Adjustments:
Transaction costs (8)	—	33		64		77	63	0.13
Loss on divestitures, net (9)	—	—		25		25	14	0.03
Legal charge (10)	—	—		33		33	20	0.04
Restructuring charges	—	—		76		76	56	0.11
Impact of tax sharing agreement (6)	—	—		—		(21)	(21)	(0.04)
Tax matters (11)	—	—		—		—	8	0.02

As adjusted	$10,429	$5,838	56.0	$2,261	21.7	$2,116	$1,703	3.38

(1)	Fiscal year 2011 includes 53 weeks and fiscal year 2010 includes 52 weeks.
(2)	Represents charges in cost of goods sold related to ev3 inventory that had been written up to fair value upon acquisition.
(3)	Amount includes accelerated depreciation, which is included in cost of goods sold.
(4)	Represents income related to the reversal of our portion of the remaining reserves for shareholder settlements, which have all been resolved.
(5)

Related to our indemnification obligations for certain claims pertaining to all known pending and estimated future pelvic mesh product liability cases, net of insurance recoveries, which is included in selling, general and administrative expenses.

(6)	Represents the non-interest portion of the impact of our tax sharing agreement with Tyco International and TE Connectivity (formerly Tyco Electronics) included in other income, net.
(7)

Primarily relates to a settlement reached with certain non-U.S. taxing authorities and, to a lesser extent, the release of certain U.S. and non-U.S. uncertain tax positions as a result of statute expirations.

(8)

Represents transaction costs associated with the acquisitions of ev3 Inc. and Somanetics Corporation, including charges in cost of goods sold related to ev3 inventory that had been written up to fair value upon acquisition and financing fees included in interest expense.

(9)	Represents the net loss on the sale of businesses included in selling, general and administrative expenses.
(10)	Represents a legal charge related to an anti-trust case, which is included in selling, general and administrative expenses.
(11)

Primarily consists of adjustments to income tax liabilities, a portion of which are not subject to the tax sharing agreement with Tyco International and TE Connectivity, partially offset by a one-time release of a non-U.S. valuation allowance due to tax planning strategies implemented in the fourth quarter 2010.

Covidien plc

Segment and Geographical Sales

Fiscal Years Ended September 30, 2011 and September 24, 2010

(dollars in millions)

	Fiscal Years Ended (1)
	September 30, 2011	September 24, 2010	Percent change	Currency impact	Operational growth (2)

Medical Devices
United States	$3,483	$2,839	23%	—%	23%
Non-U.S.	4,346	3,876	12	6	6

	$7,829	$6,715	17	4	13

Pharmaceuticals
United States	$1,288	$1,372	(6)%	—%	(6)%
Non-U.S.	679	619	10	5	5

	$1,967	$1,991	(1)	2	(3)

Medical Supplies
United States	$1,560	$1,514	3%	—%	3%
Non-U.S.	218	209	4	3	1

	$1,778	$1,723	3	—	3

Covidien plc
United States	$6,331	$5,725	11%	—%	11%
Non-U.S.	5,243	4,704	11	5	6

	$11,574	$10,429	11	3	8

(1)	Fiscal year 2011 includes 53 weeks and fiscal year 2010 includes 52 weeks.
(2)

Operational growth, a non-GAAP financial measure, measures the change in sales between current and prior year periods using a constant currency, the exchange rate in effect during the applicable prior year period. See description of non-GAAP financial measures contained in this release.

Covidien plc

Select Product Line Sales

Fiscal Years Ended September 30, 2011 and September 24, 2010

(dollars in millions)

	Fiscal Years Ended (1)
	September 30, 2011	September 24, 2010	Percent change	Currency impact	Operational growth (2)

Medical Devices
Endomechanical Instruments	$2,342	$2,139	9%	3%	6%
Soft Tissue Repair Products	900	854	5	3	2
Energy Devices	1,170	992	18	3	15
Oximetry & Monitoring Products	853	755	13	2	11
Airway & Ventilation Products	752	770	(2)	4	(6)
Vascular Products	1,426	810	76	3	73

Pharmaceuticals
Specialty Pharmaceuticals	$494	$473	4%	—%	4%
Active Pharmaceutical Ingredients	416	395	5	1	4
Contrast Products	598	604	(1)	2	(3)
Radiopharmaceuticals	459	519	(12)	1	(13)

(1)	Fiscal year 2011 includes 53 weeks and fiscal year 2010 includes 52 weeks.
(2)

Operational growth, a non-GAAP financial measure, measures the change in sales between current and prior year periods using a constant currency, the exchange rate in effect during the applicable prior year period. See description of non-GAAP financial measures contained in this release.